Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Computer Associates International, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751) of Computer Associates International, Inc. of our report dated June 7, 2004, relating to the consolidated balance sheets of Computer Associates International, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2004, and the related financial statement schedule, which report appears in the March 31, 2004, Annual Report on Form 10-K of Computer Associates International, Inc.

As discussed in note 1 to the consolidated financial statements, effective April 1, 2003, the Company adopted the fair value method of accounting provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS 123.”

As discussed in note 1 to the consolidated financial statements, effective April 1, 2002, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

New York, New York
June 14, 2004